Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF NEURAXIS, INC.

Neuraxis, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 23, 2022 (the “Certificate of Incorporation”).

2. Article IV of the Certificate of Incorporation is hereby amended to add a new Paragraph C as follows:

C. REVERSE SPLIT

Upon the filing of this Certificate of Amendment with the Secretary of State (the “Effective Time”), each two (2) shares of the Corporation’s Common Stock, whether issued and outstanding or held by the Corporation as treasury stock, shall automatically and without any further action by the Corporation or the holder thereof be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”); provided, however, the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of the Common Stock. In lieu of such fraction of a share, any holder of such fractional share will be rounded up to nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, and changed, subject to the elimination of fractional interests in shares of Common Stock as described above. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brian Carrico, its Chief Executive Officer, this 10th day of January, 2023.

By:	/s/ Brian Carrico
Brian Carrico
Chief Executive Officer

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